Exhibit 99.1

For Immediate Release

Date: May 9, 2008

Contacts:	J. Williar Dunlaevy	Paul H. Bruce

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513

Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
PITTSFIELD, MASSACHUSETTS, (May 9, 2008) - Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”), held its annual meeting of stockholders on May 8, 2008. Approximately 50 shareholders attended the meeting, held at The Crowne Plaza Hotel in Pittsfield, Massachusetts. Three members of the Board of Directors, J. Williar Dunlaevy, David L. Klausmeyer and Anne W. Pasko, were reelected. The stockholders also ratified the appointment of Wolf & Company, P.C. as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.
J. Williar Dunlaevy, Chairman and Chief Executive Officer, also took the opportunity to update the shareholders on the activities of the Company as they were outlined in previous public announcements. Paul H. Bruce, Chief Financial Officer and Treasurer, reviewed earnings performance and credit quality for past years and outlined First Quarter 2008 figures, which were released April 24, 2008. The financial presentation was previously filed with the SEC on May 8, 2008 and can be found on the Company’s website (www.legacybanks.com).
Following the meeting, Mr. Dunlaevy thanked the shareholders and employees of the Company for their support.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 183 people and has sixteen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.

FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp, Inc. is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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